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                                                                    Exhibit 99.2

                                 [Opus360 LOGO]

                                   _____, 2000

Dear Broker:

As you may know, we are undertaking an initial public offering of our shares of common stock. We are permitting Safeguard Scientifics, Inc. to use the Safeguard Subscription Program to offer Safeguard stockholders the opportunity to buy shares of our common stock at the initial public offering price. The price per share under this program will be the same price that all investors will pay in our initial public offering.

The enclosed questions and answers will provide you with the key terms of the Safeguard Subscription Program. Please note that the Safeguard Subscription Program will expire at 6:00 p.m. New York City time on the third business day after the offering price is set.

If you have any questions regarding the Safeguard Subscription Program, please call Safeguard at (888) SFE-1200. Please do not call Opus360 regarding this program. You also may find information about this program on Safeguard's web site at www.safeguard.com.

Preliminary prospectuses for distribution to Safeguard stockholders are being distributed through Corporate Investor Communications, Attention: Processing Department, 111 Commerce Road, Carlstadt, NJ 07072-2586, telephone number (201) 896-1900. Please call Corporate Investor Communications if you do not receive a sufficient number of prospectuses for distribution to Safeguard stockholders. You should provide a copy of the preliminary prospectus to each Safeguard stockholder on whose behalf you hold shares who is eligible to participate in this program.

                                          Sincerely,

                                          Ari B. Horowitz

                                          Chairman of the Board, Chief Executive
                                          Officer and President
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                         SAFEGUARD SUBSCRIPTION PROGRAM
                             FOR OPUS360 CORPORATION

Q: Who is eligible to participate in the Safeguard Subscription Program for Opus360 Corporation?

A: Only record holders of at least 100 shares of Safeguard stock on December 16, 1999.

Q: How was the opportunity to purchase IPO shares allocated to Safeguard stockholders?

A: Safeguard stockholders received a subscription offer to purchase 1 share of Opus360 for each ____ shares of Safeguard owned on December 16, 1999, subject to the minimum purchase requirement.

      If a Safeguard stockholder owned at least 100 shares of Safeguard common stock but the number of shares was not evenly divisible by ___, Safeguard will round up the subscription offer to the next whole number. Depository Trust Clearing Corporation will notify its participants of the date by which the roundup requests must be submitted.

      The offer to purchase shares under the Safeguard Subscription Program is nontransferable and cannot be combined among multiple accounts.

      There will not be an oversubscription privilege under this program.

Q:    Is there a minimum purchase requirement?

A: The minimum subscription that will be accepted is for ____ shares of Opus360 common stock. Therefore, holders of fewer than 100 Safeguard shares as of December 16, 1999 will be unable to purchase shares in the Safeguard Subscription Program for Opus360.

Q: How will I know when the offering prices and what the expiration date for the offering will be?

A: When the offering is declared effective by the SEC and the offering price is set, Safeguard will

      o     issue a press release to the wire services

      o send you an e-mail alert if you signed up for this on its Web site at www.safeguard.com

      o     post this information on its Web site

      o update its automated investor relations line (888) SFE-1200 through which you will be able to listen to the text of the press release announcing the price and the expiration date or request a faxed copy of the release

      o notify the New York Stock Exchange and request that they notify all of their members

      o notify Depository Trust Clearing Corporation, which will electronically notify all of its participants
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Q:    When can subscriptions and payment be submitted?

A: Subscriptions and payment will only be accepted by the offering agent after the initial public offering price of the Opus360 common stock has been determined. ChaseMellon Shareholder Services, L.L.C. is the offering agent.

      Once a subscription and payment have been received and accepted by the offering agent, the subscription may not be revoked.

      The offering agent will stop accepting subscriptions and payments at 6:00 p.m. New York City time on the third business day after the IPO price has been set.

      Depository Trust Clearing Corporation will handle subscriptions on behalf of its participants. When you subscribe for shares of Opus360 through DTCC's automated subscription system, you will be required to confirm that you are subscribing only on behalf of holders that meet the minimum per account purchase requirement of 5 shares.

Q: When will the Opus360 shares purchased in the Safeguard Subscription Program be distributed?

A: Opus360's transfer agent is expected to distribute the shares to Depository Trust Clearing Corporation approximately three business days following the expiration of the Safeguard Subscription Program.